Fund Issuer Ticker Principal Amount (USAmount Purchased (US$)Trade Date Price (US$) Underwriter Underwriting SpreaCurrency Underwriting Spread Small Cap Quantitative Versata VATA $ 106,260,000 $ 14,400.00 03/03/2000 $24.0000 TWPT
7.000% USD $1.680  Income & Growth  Metlife Inc MET  $3,310,275,000  $ 18,525.00
04/04/2000 $14.2500 LEHM 4.491% USD $0.64 (split order) $ 5,348,025.00 GSCO